As filed with the Securities and Exchange Commission on January 5, 2005

Registration No. 333-119280

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Fifth Third Center

Cincinnati, Ohio 45263

(Address of principal executive

offices, including zip code)

Amended and Restated First National Bankshares of Florida, Inc. 2003 Incentive Plan

Southern Community Bancorp Equity Incentive Plan

Southern Community Bancorp Director Statutory Stock Option Plan

Peninsula Bank of Central Florida Key Employee Stock Option Plan

Peninsula Bank of Central Florida Director Stock Option Plan

First Bradenton Bank Amended and Restated Stock Option Plan

(Full title of the plans)

Copy To:

Paul L. Reynolds, Esq.	Richard G. Schmalzl, Esq.
Fifth Third Bancorp	Christine E. Oliver, Esq.
38 Fountain Square Plaza	Graydon Head & Ritchey LLP
Cincinnati, Ohio 45263	511 Walnut Street
1900 Fifth Third Center	Cincinnati, Ohio 45202
(513) 579-5300	(513) 621-6464
(513) 534-6757 (Fax)	(513) 651-3836 (Fax)
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum Offering price per share	Proposed maximum Aggregate offering price	Amount of Registration Fee
Common Stock, no par value per share	2,661,238 shares	N/A	N/A	N/A(3)

(1)	This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 covers 2,661,238 shares of common stock originally registered on the Registration Statement on Form S-4 to which this Amendment relates. These 2,661,238 shares of common stock are issuable pursuant to options granted to certain directors, officers and employees of First National Bankshares of Florida, Inc. and certain predecessor entities assumed by the Registrant. See “Purpose of Amendment.”

(2)	In addition, pursuant to Rule 416, this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(3)	The Registrant previously paid $117,802.49 upon the initial filing of this Registration Statement to register 38,500,000 shares of common stock issuable to the shareholders of First National Bankshares of Florida, Inc. including the 2,661,238 shares of common stock which may be issued pursuant to exercises of the options described above.

Purpose of Amendment

The purpose of this Post-Effective Amendment No. 1 is to register, on Form S-8, 2,661,238 shares of common stock, no par value per share, of Fifth Third Bancorp previously registered on Form S-4 (Registration No. 333-119280) for issuance pursuant to options granted to certain directors, officers and employees of First National Bankshares of Florida, Inc. and certain of its predecessor entities (“First National”) under the following plans: Amended and Restated First National Bankshares of Florida, Inc. 2003 Incentive Plan, Southern Community Bancorp Equity Incentive Plan, Southern Community Bancorp Director Statutory Stock Option Plan, Peninsula Bank of Central Florida Key Employee Stock Option Plan, Peninsula Bank of Central Florida Director Stock Option Plan, and First Bradenton Bank Amended and Restated Stock Option Plan, pursuant to the terms and conditions of an Amended and Restated Agreement and Plan of Merger dated as of September 22, 2004, by and among Fifth Third, Fifth Third Financial Corporation and First National, which provided for the merger of First National with and into Fifth Third Financial Corporation. The merger was consummated as of January 1, 2005.

Part I Information Required in the Section 10(a) Prospectus.

The documents containing the information required in Part I of the registration statement will be provided to each option holder as required by Rule 428(b)(1). Such documents are not being filed with the SEC in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

This document incorporates by reference the documents set forth below except for information furnished in those filings, including but not limited to, Items 9 and 12 of the old Form 8-K and Items 2.02 and 7.01 of the current Form 8-K, which information is not deemed filed and is not incorporated by reference herein:

•	Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Fifth Third’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004;

•	Fifth Third’s Current Reports on Form 8-K filed with the SEC on January 15, 2004, February 19, 2004, March 10, 2004, March 22, 2004, April 7, 2004, April 14, 2004, April 15, 2004, June 8, 2004, June 15, 2004, July 15, 2004, August 2, 2004, August 3, 2004, as amended by Form 8-K/A filed on September 24, 2004, September 10, 2004, September 14, 2004, October 14, 2004, November 4, 2004, December 2, 2004 and December 22, 2004; and

•	Fifth Third’s Proxy Statement dated February 19, 2004.

•	the description of Fifth Third’s Common Stock contained in a registration statement filed under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description of Exhibit

4.1	Amended Articles of Incorporation, as amended*

4.2	Code of Regulations, as amended*

5.1	Opinion of Counsel employed by Fifth Third Bancorp**

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)**

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference. See Exhibit Index.

**	Previously filed.

Item 9.	Undertakings

A.	INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fifth Third pursuant to the provisions referred to in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Fifth Third of expenses incurred or paid by a director, officer or controlling person of Fifth Third in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Fifth Third will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.	SUBSEQUENT EXCHANGE OF DOCUMENTS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Fifth Third’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	OTHER

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Fifth Third pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-119280 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on January 5, 2005.

FIFTH THIRD BANCORP

By:	/S/ GEORGE A. SCHAEFER, JR.
George A. Schaefer, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-119280 has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/S/ GEORGE A. SCHAEFER, JR.	Date: January 5, 2005
George A. Schaefer, Jr.
President and Chief Executive Officer

Principal Financial Officer:

/S/ R. MARK GRAF	Date: January 5, 2005
R. Mark Graf
Chief Financial Officer and Senior
Vice President

Principal Accounting Officer:

/S/ DAVID J. DEBRUNNER	Date: January 5, 2005
David J. DeBrunner
Controller and Senior Vice President

Directors of the Company:

/S/ DARRYL F. ALLEN*	Date: January 5, 2005
Darryl F. Allen

/S/ JOHN F. BARRETT*	Date: January 5, 2005
John F. Barrett

/S/ JAMES P. HACKETT*	Date: January 5, 2005
James P. Hackett

/S/ JOAN R. HERSCHEDE*	Date: January 5, 2005
Joan R. Herschede

/S/ ALLEN M. HILL*	Date: January 5, 2005
Allen M. Hill

/S/ ROBERT K. KOCH, II*	Date: January 5, 2005
Robert L. Koch, II

/S/ MITCHEL D. LIVINGSTON, PH.D.*	Date: January 5, 2005
Mitchel D. Livingston, Ph.D.

/S/ KENNETH W. LOWE*	Date: January 5, 2005
Kenneth W. Lowe

/S/ HENDRIK G. MEIJER*	Date: January 5, 2005
Hendrik G. Meijer

/S/ ROBERT B. MORGAN*	Date: January 5, 2005
Robert B. Morgan

/S/ JAMES E. ROGERS*	Date: January 5, 2005
James E. Rogers

/S/ GEORGE A. SCHAEFER, JR.	Date: January 5, 2005
George A. Schaefer, Jr.

/S/ JOHN J. SCHIFF, JR.*	Date: January 5, 2005
John J. Schiff, Jr.

/S/ DUDLEY S. TAFT*	Date: January 5, 2005
Dudley S. Taft

/S/ THOMAS W. TRAYLOR*	Date: January 5, 2005
Thomas W. Traylor

*/S/ GEORGE A. SCHAEFFER, JR.
George A. Schaeffer, Jr. as attorney-in fact pursuant to a power of attorney already filed

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Second Amended Articles of Incorporation, as amended (Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein)*

4.2	Code of Regulations, as amended (Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein)*

5.1	Opinion of Counsel employed by Fifth Third Bancorp**

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)**

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference.

**	Previously filed.